                            CERTIFICATE OF FORMATION

                                       OF

                             SECURITY MERGER SUB LLC

     1. The name of the limited liability company is Security Merger Sub LLC.

     2. The address of its registered office in the State of Delaware is 2711
Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.
The name of its registered agent at such address is The Prentice-Hall
Corporation System, Inc.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Formation of Security Merger Sub LLC on this 24th day of November, 2003.

                                                    SECURITY MERGER SUB LLC

                                                    By: /s/ Mary E. Keogh
                                                        ------------------------
                                                        Name: Mary E. Keogh
                                                        Title: Authorized Person